LIST OF OMITTED SCHEDULES/EXHIBITS TO THE PCM AGREEMENT



Exhibits
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Exhibit A         Employment Agreements
Exhibit B         Negotiable Purchase Note
Exhibit C         Purchase Note
Exhibit D         Purchase Note Letter of Credit
Exhibit E         Registration Rights Agreement
Exhibit F         Articles of Merger
Exhibit G         Secretary's Certificate
Exhibit H         Release

Schedules
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PCM Disclosure Schedule